Exhibit 6.6

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE OF INFORMATION THE COMPANY TREATS AS PRIVATE OR CONFIDENTIAL

DIRECTOR COMPENSATION AGREEMENT

This  Director  Compensation  Agreement  (this  “Agreement”)  is  entered  into  as  of February 02, 2022 by and between Puraverde, Inc., an Oklahoma corporation (the “Company”), and Matthew Mastrangelo (the “Director”).

Statement of Purpose

WHEREAS the Company desires to retain and attract as directors the most capable persons available to serve on its Board of Directors (the “Board”); and

WHEREAS the Company believes that Director possesses the necessary qualifications and abilities to serve as a director of the Company and perform the functions associated with such service,

NOW, THEREFORE, in consideration of the foregoing, the mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Service as Director. Director will serve as a director of the Company and perform all duties as a director of the Company, including without limitation (a) attending meetings of the Board, (b) serving on one or more committees of the Board (each a “Committee”) and attending meetings of each Committee of which Director is a member, and (c) using reasonable efforts to promote the business of the Company. The Company currently intends to hold at least one in-person regular meeting of the Board and each Committee each year, together with additional meetings of the Board and Committees as may be required by the business and affairs of the Company. In fulfilling his responsibilities as a director of the Company, Director will act honestly and in good faith with a view to the best interests of the Company and exercise the care, diligence, and skill that a reasonably prudent person would exercise in comparable circumstances.

2. Term; Termination. This Agreement will take effect on February 02, 2022 and will continue in effect until February 02, 2023 (the “Initial Term”). Thereafter, the Agreement will automatically renew for additional periods of one year (“Renewal Term(s)”), unless on or before the final day of the Initial Term (or the first day of any Renewal Term thereafter), either Director or the Company notifies the other in writing that it wishes to terminate this Agreement as provided herein. This Agreement may be terminated by either party on thirty (30) days’ written notice for any reason or no reason. In addition, this Agreement will terminate immediately upon the earliest to occur of (i) death of the Director, or (ii) the Director’s ceasing to be a member of the Board. Director acknowledges that this Agreement does not constitute a promise or in any way imply that the Company will continue his service as a director for any period of time.

3. Compensation and Expenses. As compensation for the services to be rendered by Director under this Agreement, the Company will provide the following compensation and benefits to Director.

(a) Annual Retainer. The Company will pay Director the amount of One Thousand Dollars ($1,000.00) as described herein (the “Annual Retainer”). The Annual Retainer will be paid in equal quarterly installments promptly following the conclusion of each calendar quarter, and in no event later than March 15 of the year in which the quarterly portion of the Annual Retainer was earned. In order to receive the retainer for a given quarter, Director must be a director of the Company on the last day of the quarter, and this Agreement must remain in effect as of such day.

(b) Initial Grant of Shares. If Director is a new member of the Company’s Board of Directors, as compensation for Director’s first year of service as a director of the Company, the Company shall grant to Director 20,000 shares of Class B Preferred stock, as described below (the “Initial Grant”).

(i)    The Initial Grant will be issued promptly upon Director’s commencement of service as a director of the Company.

(ii)    One-third of the total number of shares awarded as part of the Initial Grant will vest on each of the first, second, and third anniversaries of the date of grant, or if earlier, immediately prior to the Company’s annual stockholder meeting for that year, so long as Director remains a director of the Company through each such vesting date.

(iv) Shares that vest in accordance with (ii) above will be paid to the Director in whole shares promptly after the date of vesting, but in no event later than March 15 following the calendar year in vesting occurs.

(c)    Stock Option Grant. Upon execution of this Agreement, Company shall grant Director a 2-year option to purchase Twenty Thousand (20,000) shares of Class B Preferred Stock, with an exercise price of $1.20 per share. Such option shall vest on the date two years from the date this Agreement is executed by the parties hereto.

(d)    Reimbursement of Expenses. Upon submission of appropriate receipts, invoices, or other documentation as may be reasonably required by the Company, the Company will reimburse Director for all reasonable out-of-pocket expenses incurred in connection with the performance of Director’s duties under this Agreement. Expenses authorized pursuant to this Section 3(d) shall be reimbursed promptly upon receipt of all required documentation.

(e)    Other Benefits. The Board (or a designated Committee) may from time to time authorize additional compensation and benefits for Director, including additional awards under any stock incentive, stock option, stock compensation or long-term incentive plan of the Company.

4. Status of Director.

(a)   The Director will be an independent contractor with respect to the services to be rendered to the Company hereunder. The Director will not be considered an employee of the Company for any purpose, and will not be eligible to participate in any of the employee benefit and/or welfare plans maintained by the Company, its subsidiaries or its affiliates.

(b)   The Director understands and agrees that the Company will not be responsible for withholding or paying any federal or state income, social security or other taxes in connection with any compensation paid under this Agreement, and Director agrees that he is solely responsible for any such tax payments.

5. Confidential Information.

(a)    Director acknowledges that during his service as a director of the Company, Director will have access to certain highly-sensitive, confidential, and proprietary information relating to the Company and its business (collectively, “Confidential Information”). Director acknowledges that, unless otherwise available to the public, Confidential Information includes, but is not limited to, the following categories of Company related confidential or proprietary information and material, whether in electronic, print, or other form, including all copies, notes, or other reproductions or replicas thereof: financial statements and information; budgets, forecasts, and projections; business and strategic plans; marketing, sales, and distribution strategies; research and development projects; records relating to any intellectual property developed by, owned by, controlled, or maintained by the Company; information related to the Company’s inventions, research, products, designs, methods, formulae, techniques, systems, processes; customer lists; non-public information relating to the Company’s customers, employees, suppliers, distributors, or investors; the specific terms of the Company’s agreements or arrangements, whether oral or written, with any customer, supplier, vendor, or contractor with which the Company may be associated from time to time; and any and all other non-public information relating to the operation of the Company’s business which the Company may from time to time designate as confidential or proprietary or that Director reasonably knows should be, or has been, treated by the Company as confidential or proprietary. Confidential Information encompasses all formats in which information is preserved, whether electronic, print, or any other form, including all originals, copies, notes, or other reproductions or replicas thereof.

(b)    Confidential Information does not include any information that: (i) at the time of disclosure is generally known to, or readily ascertainable by, the public; (ii) becomes known to the public through no fault of Director or other violation of this Agreement; or (iii) is disclosed to Director by a third party under no obligation to maintain the confidentiality of the information.

(c)    During the term of this Agreement and for a period of five (5) years after this Agreement ends, Director will hold in trust and confidence all Confidential Information, and will not disclose any Confidential Information to any person or entity, nor use any Confidential Information for the benefit of any third party, except in connection with providing services as a director of the Company or as authorized in writing by the Company.

(d)     The restrictions in Section 5(c) above will not apply to any information that Director is required to disclose by law, provided that the Director (i) notifies the Company of the existence and terms of such obligation, (ii) gives the Company a reasonable opportunity to seek a protective or similar order to prevent or limit such disclosure, and (iii) only discloses that information actually required to be disclosed.

(e)   At any time during the term of this Agreement, and immediately upon the termination of his service as a director of the Company, Director will return to the Company all Confidential Information in any form (including all copies and reproductions thereof) and all other property whatsoever of the Company in his possession or under his control. If requested by the Company, Director will certify in writing that all such materials have been returned to the Company.

(f)   Director acknowledges and agrees that the Company will suffer irreparable harm in the event that Director breaches any of Director’s obligations under this Section 5 and that monetary damages would be inadequate to compensate the Company for such breach. Accordingly, Director agrees that, in the event of a breach or threatened breach of any of Director’s obligations under this Section 5, the Company will be entitled to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief in order to prevent or to restrain any such breach. The Company shall not be required to post bond or other security in connection with any such injunctive relief. The Company will be entitled to recover its costs incurred in connection with any action to enforce this Section 5, including reasonable attorneys’ fees and expenses. The remedies described in this Section 5(h) are cumulative (not alternative) and in addition to all other rights and remedies available to the Company at law, in equity, or otherwise.

(g) The Director’s obligations pursuant to this Section 5 shall survive any termination of this Agreement.

6.   Representations of Director. The Director represents and warrants to the Company that (i) he has full power and authority to enter into this Agreement and to perform the services provided for hereunder; (ii) the performance of the services does not, and will not, violate any law, rule, regulation, judgment or order of any court binding on him and does not, and will not in any way violate or conflict with any agreement, understanding or arrangement to which he is a party or by which he may be bound; (iii)  he is not in any way precluded from performing the services provided for hereunder; and (iv) this Agreement is a valid and binding Agreement of the Director, enforceable against him in accordance with its terms.

7. Miscellaneous.

(a)    Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements (whether written or oral and whether express or implied) between the parties relating to such subject matter.

(b)   Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the parties and their respective successors, permitted assigns and, in the case of Director, heirs, executors, and/or personal representatives. The Company may freely assign or transfer this Agreement to an affiliated company or to a successor following a merger, consolidation, sale of assets, or other business transaction. Director may not assign, delegate or otherwise transfer any of Director’s rights, interests or obligations in this Agreement without the prior written approval of the Company.

(c)    Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same agreement. Facsimile or PDF reproductions of original signatures will be deemed binding for the purpose of the execution of this Agreement.

(d)     Notices. Any notice pursuant to this Agreement must be in writing and will be deemed effectively given to the other party on the date it is actually delivered by (i) certified or registered U.S. mail, return receipt requested; (ii) overnight courier service (such as FedEx); or (iii) personal delivery of such notice in person; in each case to the appropriate address shown below (or to such other address as a party may designate by notice to the other party):

If to Director:       Matthew Mastrangelo

XXXXXXXXXXX

XXXXXXXXXXX

If to Company:  Puraverde, Inc.

4201 E. Washington St.

Broken Arrow, OK 74014

Attention: Ryan Bishop

(e) Amendments and Waivers. No amendment of any provision of this Agreement will be valid unless the amendment is in writing and signed by the Company and Director. No waiver of any provision of this Agreement on a particular occasion will be deemed or will constitute a waiver of that provision on a subsequent occasion or a waiver of any other provision of this Agreement.

(f)    Severability. Each provision of this Agreement is severable from every other provision of this Agreement. Any provision of this Agreement that is determined by any court of competent jurisdiction to be invalid or unenforceable will not affect the validity or enforceability of any other provision. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

(g)    Construction. The section headings in this Agreement are inserted for convenience only and are not intended to affect the interpretation of this Agreement. Any reference in this Agreement to any “Section” refers to the corresponding Section of this Agreement. The word “including” in this Agreement means “including without limitation.” All words in this Agreement will be construed to be of such gender or number as the circumstances require.

(h)   Governing Law. This Agreement will be governed by the laws of the State of Oklahoma without giving effect to any choice or conflict of law principles of any jurisdiction.

Signatures on following page.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

COMPANY:

PURAVERDE, INC., an Oklahoma corporation

By:	/s/ Ryan Bishop
Ryan Bishop, Chairman, COO, and
Vice President

DIRECTOR:

/s/ Matthew Mastrangelo
Matthew Mastrangelo